Exhibit 10.1

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”), dated as of the 16th day of March, 2015 (the “Effective Date”), is by and between VASCO Data Security International, Inc. (the “Company”) and Clifford K. Bown (“Executive”).

WHEREAS, the Company desires to help ensure that Executive’s service to the Company continues through May 31, 2016 (the “Retention Date”); and

WHEREAS, Executive is willing to commit to remain in the service of the Company through the Retention Date subject to the terms hereof.

Agreement

In consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1. So long as Executive (a) remains employed by the Company through the Retention Date, (b) has his employment with the Company actually terminated by the Company without Cause (as defined in the Employment Agreement between the Company and Executive, dated as of January 1, 2003, as supplemented by that certain letter agreement between the Company and Executive dated February 26, 2007 to the extent still applicable, and as amended by that certain amendment effective as of December 31, 2008, to the extent still applicable (collectively, the “Employment Agreement”)) between the Effective Date and the Retention Date, or (c) terminates his employment for Good Reason (as defined in the Employment Agreement, and modified as provided below in Section 2 hereof) between the Effective Date and the Retention Date, then effective as of the earlier of (i) the Retention Date, or (ii) the termination of Executive’s employment with the Company pursuant to clauses (b) or (c) of this sentence (any such termination a “Qualifying Termination”), Executive shall be entitled to receive the following additional benefits (collectively, the “Retention Benefits”):

(A) With respect to the shares of restricted stock of the Company that were granted to Executive on January 9, 2012, of which 9,620 are unvested as of the Effective Date, any shares that are subject to any remaining time vesting as of the earlier of (I) the Retention Date, or (II) the date of a Qualifying Termination shall become vested;

(B) With respect to the shares of restricted stock of the Company that were granted to Executive on January 7, 2013, of which 10,250 are unvested as of the Effective Date, any shares that are subject to any remaining time vesting as of the earlier of (I) the Retention Date, or (II) the date of a Qualifying Termination shall become vested;

(C) With respect to the one-year restricted performance share award granted to Executive on January 6, 2014 (i.e. the award made on that date which was based solely on the Company’s performance during 2014), of which 28,418 are unvested as of the Effective Date, any shares that are subject to any remaining time vesting as of the earlier of (I) the Retention Date, or (II) the date of a Qualifying Termination shall become vested; and

(D) With respect to the one-year restricted performance share award granted to Executive on January 5, 2015 (i.e., the award made on that date which is based solely on performance during 2015, but is otherwise subject to vesting thereafter), all of the shares which due to the Company’s performance for all of 2015 actually become “Earned Shares” under the applicable award agreement (regardless of whether Executive remains employed for all of 2015), whether or not subject to any remaining time vesting as of the earlier of (I) the Retention Date, or (II) the date of a Qualifying Termination shall become vested when they become “Earned Shares”;

(E) With respect to the three-year restricted performance share award granted to Executive on January 6, 2014 (i.e., the award made on that date which is based on the Company’s financial performance during 2014, 2015, and 2016), all 25,260 shares which could have been “Earned Shares” at target under the applicable award agreement, shall become vested as of the earlier of (I) the Retention Date, or (II) the date of a Qualifying Termination;

(F) If the Qualifying Termination occurs in 2015, then upon such termination Executive shall receive a lump sum payment of $750,000. If Executive remains employed with the Company through 2015 and the Qualifying Termination occurs in 2016, then in lieu of the Base Salary and Incentive Compensation (as such terms are defined in the Employment Agreement) payable to Executive pursuant to the Employment Agreement, and the equity grants that would otherwise be awarded to Executive in January 2016 pursuant to the past practice of the Company, Executive shall instead receive Base Salary in 2016 based at an annual rate of $360,000 (and no incentive compensation award or other equity or equity-based grants in 2016), and, upon the earlier of (I) the Retention Date, and (II) a Qualifying Termination, he shall receive a cash payment equal to the excess of $750,000 over the actual Base Salary paid to Executive during 2016; and.

(G) If the Qualifying Termination occurs prior to the time the cash incentive bonuses for 2015, if any, are paid to the other executive officers of the Company, Executive shall nevertheless be entitled to be paid, at the time of such payment to the other executive officers, the cash incentive bonus for Executive for 2015 which would have been earned by him based on the Company’s full year 2015 financial results.

2. The agreements governing the awards described in clauses (A), (B), (C), (D) and (E) of Section 1 above are hereby amended to reflect the terms set forth above. The Employment Agreement is hereby amended to reflect the following:

(a) the terms set forth in clause (F) and (G) of Section 1 above;

(b) that the definition of “Good Reason” is amended to exclude any sharing or reduction to the duties or responsibilities of Executive resulting from the Company employing a person other than Executive as Chief Financial Officer, or any transition related consulting services the Company requests Executive provide to his successor Chief Financial Officer, prior to the earlier to occur of the Retention Date or a Change in Control (as defined in the Employment Agreement);

(c) if Executive terminates his employment with the Company for Good Reason, or the Company terminates Executive’s employment without Cause, the payments required under clause (F) and (G) of Section 1 above are in full substitution of, and Executive shall not be entitled to any further payments of Base Salary or Incentive Compensation under the Employment Agreement, in excess of the payments made for the periods of his employment ending on or prior to the last day of his employment;

(d) the period of Executive’s non-compete in the Employment Agreement shall be through May 31, 2017 (it being acknowledged by Executive that he is retiring and not seeking additional employment); and

(e) the Company notice is updated as provided in Section 6 hereof.

For the avoidance of doubt, except as specifically set forth above, (x) all equity or equity-based awards made by the Company to Executive shall remain outstanding, unchanged, and continue to be subject to the plans and award agreements governing such awards, including without limitation the vesting of awards in the event of Executive’s death or disability, as provided in the award agreements, and (y) the Employment Agreement shall remain in full force and effect. All amounts payable to Executive pursuant to this Agreement shall be subject to any applicable tax withholding.

3. Executive and the Company agree that Executive must be continuously and actively employed by the Company from the Effective Date until the earlier of (a) the Retention Date, or (b) the date of a Qualifying Termination in order to be entitled to receive the Retention Benefits. If Executive’s employment with the Company terminates prior to the Retention Date in a manner that is not a Qualifying Termination, Executive shall forfeit his right to the Retention Benefits.

4. This Agreement does not alter the “at will” nature of the relationship between Executive and the Company. Neither this Agreement nor any retention period stated herein in any way constitute a promise of a term of employment of any length.

5. This Agreement shall be (a) construed and enforced under the internal laws of the State of Illinois and (b) personal to Executive and not assignable by Executive. Executive consents to the jurisdiction of the federal and state courts in Cook County, Illinois, for purposes of compliance and enforcement of this Agreement. Notwithstanding the foregoing, in the event a dispute arises hereunder, the provisions of Section 11(h) of the Employment Agreement shall control.

6. To the extent notice may be necessary in connection with this Agreement, the notice provisions set forth in Section 11(a) of the Employment Agreement shall control, except that a copy of any notice to the Company shall be sent to Matthew Brown, Katten Muchin Rosenman LLP, 525 W. Monroe Street, Chicago Ill. 60661-3693, rather than Forest Laidley.

7. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9. This Agreement, together with the Employment Agreement and the equity award agreements referenced herein, embody the complete agreement and understanding among the parties related to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may be directly related to the subject matter hereof.

10. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

11. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12. Executive and the Company intend that this Agreement not constitute a non-qualified deferred compensation plan to which Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), applies based on Section 409A’s exemption for “short term deferrals.” Notwithstanding the foregoing, Executive and the Company agree that, to the extent that Section 409A applies to this Agreement and the Retention Benefits, this Agreement shall be interpreted and administered in a manner which complies with the requirements of Section 409A so that, to the greatest extent reasonably possible, the additional tax provided for in Section 409A does not become due with respect to the Retention Benefits. Any amounts owed to Executive hereunder that constitute “non-qualified deferred compensation” (within the meaning of Section 409A(d)(1)) shall not be subject to offset if such offset would result in a violation of Section 409A. To the extent any payment of non-qualified deferred compensation becomes due to Executive hereunder at the time of his termination of employment, such amount shall only be paid to Executive to the extent such termination also constitutes Executive’s “separation from service” (as defined in Section 409A) with the Company. Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of his termination to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment or the provision of any benefit that is considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the first day of the seventh month following such “separation from service” of Executive, and (ii) the date of Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 11 shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

IN WITNESS WHEREOF, the parties have executed this Retention Agreement on the date first set forth above.

VASCO DATA SECURITY INTERNATIONAL, INC.

/s/ Clifford K. Bown	/s/ John N. Fox, Jr.
Clifford K. Bown	Authorized Signatory

Chairman, Compensation Committee
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